Exhibit 4.2

THIRD SUPPLEMENTAL INDENTURE

Dated as of January 26, 2015

to

INDENTURE

Dated as of March 14, 2014

Between

W. P. Carey Inc., as Issuer

and

U.S. Bank National Association, as Trustee

i

THIRD SUPPLEMENTAL INDENTURE

This Third Supplemental Indenture, dated as of January 26, 2015 (this “Third Supplemental Indenture”), between W. P. Carey Inc., a Maryland corporation (the “Company”), and U.S. Bank National Association, as trustee (the “Trustee”), supplements that certain Indenture, dated as of March 14, 2014, by and between the Company and the Trustee (the “Original Indenture” and together with this Third Supplemental Indenture, the “Indenture”).

RECITALS

The Company has duly authorized the execution and delivery of the Indenture to provide for the issuance from time to time of its unsecured and unsubordinated debentures, notes or other evidences of indebtedness (the “Securities”), unlimited as to principal amount, to bear such fixed or floating rates of interest, to mature at such time or times, to be issued in one or more series and to have such other provisions as provided for in the Indenture;

The Indenture provides that the Securities shall be in the form as may be established by or pursuant to a Board Resolution and set forth in an Officer’s Certificate or as may be established in one or more supplemental indentures thereto, in each case with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture;

The parties are entering into this Third Supplemental Indenture to establish the terms of the Securities created on or after the date of this Third Supplemental Indenture; and

The Company has determined to issue and deliver, and the Trustee shall authenticate, a series of Securities designated as the Company’s “4.000% Senior Notes due 2025” (hereinafter called the “Notes”), pursuant to the terms of this Third Supplemental Indenture and substantially in the form as herein set forth, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture and this Third Supplemental Indenture.

NOW, THEREFORE, THIS THIRD SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises stated herein, the parties hereto hereby enter into this Third Supplemental Indenture, for the equal and proportionate benefit of all Holders of the Securities, as follows:

ARTICLE ONE

DEFINITIONS

Section 101  Certain Terms Defined in the Indenture.

For purposes of this Third Supplemental Indenture, all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture, as amended and supplemented hereby.

Section 102  Definitions.

For all purposes of this Third Supplemental Indenture:

“Acquired Debt” means Debt of a Person:

(1)                              existing at the time such Person is merged or consolidated with or into the Company or any of its Subsidiaries or becomes a Subsidiary of the Company; or

(2)                              assumed by the Company or any  of its Subsidiaries in connection with the acquisition of assets from such Person.

Acquired Debt shall be deemed to be incurred on the date the acquired Person is merged or consolidated with or into the Company or any of its Subsidiaries or becomes a Subsidiary of the Company or the date of the related acquisition, as the case may be.

“Annual Debt Service Charge” means, for any period, the interest expense of the Company and its Subsidiaries on a pro forma basis for such period (determined on a consolidated basis in accordance with GAAP).

“Capitalization Rate” means 7.50%.

“Code” means the Internal Revenue Code of 1986, as amended.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date for the Notes, (1) the average of three Reference Treasury Dealer Quotations for such Redemption Date (or date of deposit with the Trustee in the case of a satisfaction and discharge), after excluding the highest and lowest of five Reference Treasury Dealer Quotations, or (2) if the Company obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Consolidated EBITDA” means the Net Income (Loss) of the Company and its Subsidiaries on a pro forma basis for the applicable period, plus (a) the sum of the following amounts of the Company and its Subsidiaries on a pro forma basis for such period (determined on a consolidated basis in accordance with GAAP) to the extent included in the determination of such Net Income (Loss): (i) depreciation expense, (ii) amortization expense and other non-cash charges, (iii) interest expense, (iv) income tax expense, (v) extraordinary losses and other non-recurring charges (and other losses on asset sales not otherwise included in extraordinary losses and other non-recurring charges), (vi) noncontrolling interests, and (vii) adjustments as a result of the straight lining of rents, less (b) extraordinary gains (including, without limitation, gains on asset sales and gains resulting from the early extinguishment of indebtedness, in each case not otherwise included in extraordinary gains) of the Company and its Subsidiaries on a pro forma basis for such period (determined on a consolidated basis in accordance with GAAP) to the extent included in the determination of such Net Income (Loss).

“Debt” means, any indebtedness of the Company or any Subsidiary, whether or not contingent, in respect of:

(1)                              borrowed money or evidenced by bonds, notes, debentures, loan agreements or similar instruments;

(2)                              indebtedness secured by any Lien on any property or asset owned by the Company or any Subsidiary, but only to the extent of the lesser of the amount of indebtedness so secured and the fair market value (determined in good faith by the board of directors of the Company or a duly authorized committee thereof) of the property subject to such Lien;

(3)                              reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable; or

(4)                              any lease of property by the Company or any Subsidiary as lessee which is required to be reflected on the consolidated balance sheet of the Company as a capitalized lease in accordance with GAAP, and also includes, to the extent not otherwise included, any non-contingent obligation of the Company or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of the types referred to above of another Person other than the Company or any Subsidiary (it being understood that Debt shall be deemed to be incurred by the Company or any Subsidiary whenever such Person shall create, assume, guarantee or otherwise become liable in respect thereof).

“Global Notes” has the meaning specified in Section 301(1) of this Third Supplemental Indenture.

“GAAP” means generally accepted accounting principles in the United States of America as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States of America, that are applicable to the circumstances as of the date of determination, consistently applied.

“Independent Investment Banker” means one of Wells Fargo Securities, LLC, Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors, appointed by the Company or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Company.

“Lease”  means a lease, license, concession agreement or other agreement providing for the use or occupancy of any portion of any Project, including all amendments, supplements, modifications and assignments thereof and all side letters or side agreements relating thereto.

“Lien” means any mortgage, deed of trust, lien, charge, pledge, security interest, security agreement or other encumbrance of any kind.

“Managed REIT” means a REIT managed or advised by the Company or its Subsidiaries.

“Management Contract” means a management contract or advisory agreement under which the Company or any of its Subsidiaries provides management and advisory services to a third party, consisting of management of properties or provision of advisory services on property acquisition and dispositions, equity and debt placements and related transactional matters.

“Management Revenues” means, for any period, an amount equal to the aggregate sum of revenues for such period earned by the Company and its Subsidiaries on a pro forma basis from providing management and advisory services under Management Contracts (determined on a consolidated basis in accordance with GAAP), including asset management revenue, performance revenue, structuring revenue, advisor’s participation in cash flow (if any), interest income or any revenue earned as stipulated in a Management Contract and booked for financial reporting purposes, and distributions received for such period related to the ownership of equity in managed funds and Managed REITs but excluding revenue related to reimbursed costs; provided, however, that Management Revenues shall exclude any revenues earned under Management Contracts, or distributions received, by the Company and its Subsidiaries on a pro forma basis from a current Subsidiary that has not been a Subsidiary for the entirety of such period.

“Net Income (Loss)” means the aggregate of net income (or loss) of the Company and its Subsidiaries on a pro forma basis for the applicable period (determined on a consolidated basis in accordance with GAAP).

“Project” means any office, industrial/manufacturing facility, educational facility, retail facility, distribution/warehouse facility, assembly or production facility, hotel, day care center, storage facility, health care/hospital facility, restaurant, radio or TV station, broadcasting/communication facility (including any transmission facility), any combination of any of the foregoing, or any land to be developed into any one or more of the foregoing pursuant to a written agreement with respect to such land for a transaction involving a Lease (or franchise agreement, in the case of a hotel), in each case owned, directly or indirectly, by any of the Company or its Subsidiaries.

“Property EBITDA” means, for any period, an amount equal to Consolidated EBITDA plus corporate level general and administrative expenses less Management Revenues.

“Reference Treasury Dealer” means each of: (i) a Primary Treasury Dealer (as defined herein) selected by Wells Fargo Securities, LLC or its successors (or an affiliate that is a Primary Treasury Dealer); (ii) a Primary Treasury Dealer selected by Barclays Capital Inc.; (iii) a Primary Treasury Dealer selected by Merrill Lynch, Pierce, Fenner & Smith Incorporated; and

(iv) two other Primary Treasury Dealers selected by the Company; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to any Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date (or date of deposit with the Trustee in the case of a satisfaction and discharge).

“REIT” means a domestic trust or corporation that qualifies as a real estate investment trust under the provisions of Sections 856 et seq. of the Code.

“Subsidiary” means any Person (as defined in the indenture but excluding an individual), a majority of the outstanding voting stock, partnership interests, membership interests or other equity interests, as the case may be, of which is owned or controlled, directly or indirectly, by the Company and/or by one or more other Subsidiaries of the Company, as the case may be, that is consolidated in the financial statements of the Company in accordance with GAAP and any other Persons that are consolidated with the Company for purposes of GAAP; provided, however, that calculations with respect to a current Subsidiary that has not been a Subsidiary for the entire period covered by such calculation applicable to the Notes will be calculated on a pro forma basis as if such Subsidiary was a Subsidiary as of the first day of such period.  For the purposes of this definition, “voting stock, partnership interests, membership interests or other equity interests” means stock or interests having voting power for the election of directors, trustees or managers (or similar members of the governing body of such Person), as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

“Total Asset Value” means, as of any date, the sum of, without duplication:

(1)                              in respect of Projects owned or ground-leased by the Company and its Subsidiaries for at least four fiscal quarters (whether or not the applicable Subsidiary of the Company has been a Subsidiary of the Company for at least four fiscal quarters), the Property EBITDA (excluding any EBITDA attributable to investments in unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities) for such Projects for the previous four consecutive fiscal quarters divided by the Capitalization Rate;

(2)                          in respect of Projects owned or ground-leased by the Company and its Subsidiaries for less than four fiscal quarters, the cost (original cost plus capital improvements) of such Projects and related intangibles, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP; and

(3)                              for all other assets of the Company and its Subsidiaries, excluding accounts receivable and intangible assets, the value as determined in accordance with GAAP.

“Total Unencumbered Asset Value” means, as of any date, the sum of, without duplication:

(1)                              in respect of Projects owned or ground-leased by the Company and its Subsidiaries for at least four fiscal quarters (whether or not the applicable Subsidiary of the Company has been a Subsidiary of the Company for at least four fiscal quarters) and which are not subject to a Lien, the Property EBITDA (excluding any EBITDA attributable to investments in unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities) for such Projects for the previous four consecutive fiscal quarters divided by the Capitalization Rate;

(2)                              in respect of Projects owned or ground-leased by the Company and its Subsidiaries for less than four fiscal quarters and which are not subject to a Lien, the cost (original cost plus capital improvements) of such Projects and related intangibles, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP; and

(3)                              for all other assets of the Company and its Subsidiaries not subject to a Lien, excluding accounts receivable and intangible assets, the value as determined in accordance with GAAP;

all determined on a consolidated basis in accordance with GAAP; provided, however, that, all investments in unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be excluded from Total Unencumbered Asset Value.

“Treasury Rate” means (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining life of the Notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date, in each case as calculated on the third Business Day preceding the Redemption Date (or date of deposit with the Trustee in the case of a satisfaction and discharge).

“Trustee” has the meaning specified in the first paragraph of this Third Supplemental Indenture.

“Unsecured Debt” means Debt of the Company or any of its Subsidiaries that is not secured by a Lien on any property or assets of the Company or any of its Subsidiaries.

ARTICLE TWO

CERTAIN COVENANTS

In addition to the covenants set forth in Sections 1001 through 1004, inclusive, of the Original Indenture, there are established the following covenants for the benefit of Holders of each series of Securities issued on or subsequent to the date hereof (“Future Securities”) and to which such Future Securities shall be subject and to which Sections 402(3) and 1005 of the Original Indenture shall apply:

Section 201  Limitation on Incurrence of Debt.  The Company will not, and will not permit any of its Subsidiaries to, incur any Debt if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount of all of its and its Subsidiaries’ outstanding Debt (determined on a consolidated basis in accordance with GAAP) is greater than 60% of its and its Subsidiaries’ Total Asset Value.

Section 202  Limitation on the Incurrence of Secured Debt.  In addition to the limitation set forth in Section 201 above, the Company will not, and will not permit any of its Subsidiaries to, incur any Debt (including, without limitation, Acquired Debt) secured by any Lien on any of its or any of its Subsidiaries’ property or assets if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount of  all of its and its Subsidiaries’ outstanding Debt (determined on a consolidated basis in accordance with GAAP) secured by a Lien on any of its or its Subsidiaries’ property or assets is greater than 40% of its and its Subsidiaries’ Total Asset Value.

Section 203  Limitation on the Incurrence of Debt Based on Consolidated EBITDA to Annual Debt Service Charge.  In addition to the limitations set forth in Sections 201 and 202 above, the Company will not, and will not permit any of its Subsidiaries to, incur any Debt if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the ratio of Consolidated EBITDA to Annual Debt Service Charge (determined on a consolidated basis in accordance with GAAP) for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which such Debt is to be incurred (for which consolidated financial statements have been filed with the Commission on Form 10-K or Form 10-Q, as the case may be, or, if such filing is not permitted under the Exchange Act, with the Trustee) shall have been less than 1.5:1, calculated on the following assumptions:  (1) such Debt and any other Debt (including, without limitation, Acquired Debt) incurred by the Company or any of its Subsidiaries since the first day of such four consecutive fiscal quarterly period had been incurred, and the application of the proceeds from such Debt (including to repay or retire other Debt) had occurred, on the first day of such period; (2) the repayment or retirement of any other Debt  of the Company or any of its

Subsidiaries  since the first day of such four consecutive fiscal quarterly  period had occurred on the first day of such period (except that, in making this computation, the amount of Debt under any revolving credit facility, line of credit or similar facility will be computed based upon the average daily balance of such Debt during such period); and (3) in the case of any acquisition or disposition by the Company or any of its Subsidiaries of any asset or group of assets with a fair market value in excess of $1.0 million since the first day of such four consecutive fiscal quarterly period, whether by merger, stock purchase or sale or asset purchase or sale or otherwise, such acquisition or disposition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

If the Debt giving rise to the need to make the calculation described above or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating rate, then, for purposes of calculating the Annual Debt Service Charge, the interest rate on such Debt will be computed on a pro forma basis by applying the average daily rate which would have been in effect during the entire  such four consecutive fiscal quarterly period to the greater of the amount of such Debt outstanding at the end of such period or the average amount of such Debt outstanding during such period.

Section 204  Maintenance of Unencumbered Asset Value.  The Company will not have at any time Total Unencumbered Asset Value of less than 150% of the aggregate principal amount of all of its and its Subsidiaries’ outstanding Unsecured Debt (determined on a consolidated basis in accordance with GAAP).

ARTICLE THREE

FORM AND TERMS OF THE NOTES

This Article Three applies solely to the Notes and shall not affect the rights under the Original Indenture of the Holders of Securities of any other series.

Section 301  Form and Dating.

The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto.  The Notes shall be executed on behalf of the Company by two officers of the Company specified in Section 303 of the Original Indenture.  The Notes may have such appropriate insertions, omissions, substitutions and other variations as are required or permitted by or pursuant to Original Indenture or this Third Supplemental Indenture and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may, consistently with the Original Indenture, be determined by the officer of the Company executing the Notes as evidenced by the execution of the Notes.  Each Note shall be dated the date of its authentication.  The Notes and any beneficial interest in the Notes shall be in minimum denominations of $2,000 and integral multiple of $1,000 in excess thereof.

The terms and notations contained in the Notes shall constitute, and are hereby expressly made, a part of the Original Indenture as supplemented by this Third Supplemental Indenture;

and the Company and the Trustee, by their execution and delivery of this Third Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby; provided, that, to the extent of any inconsistency between the terms and provisions in the Original Indenture, as supplemented by this Third Supplemental Indenture, and those contained in the Notes, the Original Indenture, as supplemented by this Third Supplemental Indenture, shall govern.

(1)                              Global Notes. The Notes designated herein shall be issued initially in the form of one or more fully-registered permanent global Securities (the “Global Notes” and each, a “Global Note”), which shall be held by the Trustee as custodian for The Depository Trust Company, New York, New York (the “Depositary”), and registered in the name of Cede & Co., the Depositary’s nominee, duly executed by the Company and authenticated by the Trustee. The aggregate principal amount of outstanding Notes represented by a Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee as hereinafter provided.

Unless and until the Global Notes are exchanged in whole or in part for the individual Notes represented thereby pursuant to Section 305 of the Original Indenture, such Global Notes may not be transferred except as a whole by the Depositary to its nominee or by its nominee to the Depositary or another nominee of the Depositary or by the Depositary or any of its nominees to a successor depositary or any nominee of such successor depositary. Upon the occurrence of the events specified in Section 305 of the Original Indenture in relation thereto, the Company shall execute, and the Trustee shall, upon receipt of a request by the Company for authentication, authenticate and deliver, Notes in physical, certificated form registered in such names and in such principal amounts equal to the outstanding aggregate principal amount of the Global Notes in exchange therefor.

(2)                              Book-Entry Provisions. This Section 301(2) shall apply only to the Global Notes deposited with or on behalf of the Depositary.

The Company shall execute and the Trustee shall, in accordance with this Section 301(2), authenticate and deliver the Global Notes that shall be registered in the name of the Depositary or the nominee of the Depositary and shall be held by the Trustee as custodian for the Depositary.

Participants of the Depositary shall have no rights either under the Indenture or with respect to any Global Notes. The Depositary or its nominee, as applicable, shall be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner and Holder of such Global Note for all purposes under the Indenture. Notwithstanding the foregoing, nothing herein shall prevent the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or its nominee, as applicable, or impair, as between the Depositary and its participants, the operation of customary practices of such Depositary governing the exercise of the rights of an owner of a beneficial interest in the Global Notes.

(3)                              Definitive Notes. Notes issued in physical, certificated form, registered in the name of the beneficial owner thereof, shall be substantially in the form of the Note attached hereto as Exhibit A, but without including the text referred to therein as applying only to Global Notes. Except as provided above in subsection (1), owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of certificated Notes.

(4)                              Transfer and Exchange of the Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the Original Indenture and the procedures of the Depositary therefor. Beneficial interests in the Global Notes may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the Global Notes.

Section 302  Certain Terms of the Notes.

The terms of the Notes are established as set forth in this Section, in Section 303 and as further established in the form of Note attached hereto as Exhibit A. The terms and notations contained in the Notes shall constitute, and are hereby expressly made, a part of the Original Indenture as supplemented by this Third Supplemental Indenture, and the Company and the Trustee, by their execution and delivery of this Third Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

(1)                              Title.  The Notes shall constitute a series of Securities having the title “4.000% Senior Notes due 2025.”

(2)                              Principal Amount.  The Notes will initially be limited to an aggregate principal amount of FOUR HUNDRED FIFTY MILLION DOLLARS ($450,000,000). The Company may, from time to time, without notice to or the consent of any Holders, create and issue additional debt securities having the same terms as the Notes in all respects, except for the issue date, public offering price and, under certain circumstances, the date from which interest begins to accrue and the first payment of interest thereon, provided that (i) such issuance complies with the covenants set forth in the Original Indenture and (ii) any additional debt securities must be fungible with the previously outstanding Notes for U.S. federal income tax purposes. Additional debt securities issued in this manner will be consolidated with, and will form a single series of debt securities under the Original Indenture with, the Notes. The Notes and any additional debt securities will rank equally and ratably in right of payment and will be treated as a single series of debt securities for all purposes under the Original Indenture.

(3)                              Maturity Date; Principal Repayment. The Notes will mature on February 1, 2025 (the “Stated Maturity Date”). The principal of each Note payable at maturity or earlier redemption will be paid against presentation and surrender of the Note at the Corporate Trust Office of the Trustee, or by electronic means, in U.S. dollars.

(4)                              Interest Rate. Interest on the Notes will accrue at the rate of 4.000% per year from, and including,  January 26, 2015 or the most recent Interest Payment Date to which interest has been paid or provided for, as the case may be, and will be payable semiannually in arrears on February 1 and August 1 of each year, beginning on August 1, 2015.  The interest so payable will be paid to each Holder in whose name a Note is registered at the close of business on the January 15 or July 15 (whether or not a Business Day) immediately preceding the applicable Interest Payment Date. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

(5)                              Sinking Fund Provisions. The Notes will not be entitled to the benefits of, or be subject to, any sinking fund.

Section 303  Redemption.

(1)                              Optional Redemption. The Notes will be redeemable, at the Company’s sole option, in whole at any time or in part from time to time, in each case prior to November 1, 2024 (i.e., three months prior to the Stated Maturity Date), for cash, at a Redemption Price equal to the greater of (i) 100% of the aggregate principal amount of the Notes to be redeemed or (ii) an amount equal to the sum of the present values of the remaining scheduled payments of principal of and interest on the Notes to be redeemed (exclusive of unpaid interest accrued to, but not including, such Redemption Date), discounted to such Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 0.35%, plus, in each case, unpaid interest, if any, on the principal amount of the Notes to be redeemed accrued to, but not including, such Redemption Date.

In addition, at any time on or after November 1, 2024 (i.e., three months prior to the Stated Maturity Date), the Notes will be redeemable, at the Company’s sole option, in whole at any time or in part from time to time, for cash, at a Redemption Price equal to 100% of the aggregate principal amount of the Notes to be redeemed plus unpaid interest, if any, on the principal amount of the Notes to be redeemed accrued to, but not including, such Redemption Date. Notwithstanding the foregoing, interest will be payable to Holders of the Notes on the Regular Record Date applicable to an Interest Payment Date falling on or before such Redemption Date.

(2)                              Notice of Redemption. The Company (or, at the Company’s request, the Trustee on its behalf) must transmit a notice of redemption to each Holder of Notes to be redeemed at least 30 days but not more than 60 days prior to the Redemption Date. Such notice of redemption shall specify the principal amount of Notes to be redeemed, the CUSIP and International Securities Identification Number (“ISIN”) numbers of the Notes to be redeemed, the Redemption Date, the Redemption Price, the place or places of payment and that payment will be made upon presentation and surrender of such Notes. Once notice of redemption is delivered to Holders, the Notes called for redemption will become due and payable on the Redemption Date at the Redemption Price. On or before 10:00 a.m., New York City time, on the Redemption Date, the Company will deposit with the Trustee or with one or more paying agents an amount of money sufficient to redeem on the Redemption Date all the Notes so called for redemption at the Redemption Price.

Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption on the Redemption Date.

If less than all of the Notes are to be redeemed, the Trustee, upon prior notice from the Company, will select the Notes to be redeemed, which, in the case of Notes in book-entry form, will be in accordance with the procedures of the Depositary.  The Trustee may select Notes and portions of Notes in amounts of $2,000 and integral multiples of $1,000 in excess thereof.

ARTICLE FOUR

MISCELLANEOUS

Section 401  Relationship with Indenture.

The terms and provisions contained in the Original Indenture will constitute, and are hereby expressly made, a part of this Third Supplemental Indenture.  However, to the extent any provision of the Original Indenture conflicts with the express provisions of this Third Supplemental Indenture, the provisions of this Third Supplemental Indenture will govern and be controlling.

Section 402  Trust Indenture Act Controls.

If any provision of this Third Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Third Supplemental Indenture by the Trust Indenture Act, the required provision shall control.  If any provision of this Third Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, the latter provision shall be deemed to apply to this Third Supplemental Indenture as so modified or excluded, as the case may be.

Section 403  Governing Law.

This Third Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of law principles of such State other than New York General Obligations Law Section 5-1401.

Section 404  Multiple Counterparts.

The parties may sign multiple counterparts of this Third Supplemental Indenture.  Each signed counterpart shall be deemed an original but all of them together represent one and the same Third Supplemental Indenture.

Section 405  Severability.

Each provision of this Third Supplemental Indenture shall be considered separable and if for any reason any provision that is not essential to the effectuation of the basic purpose of this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and a Holder shall have no claim therefor against any party hereto.

Section 406  Ratification.

The Original Indenture, as supplemented and amended by this Third Supplemental Indenture, is in all respects ratified and confirmed.  The Original Indenture and this Third Supplemental Indenture shall be read, taken and construed as one and the same instrument.  All provisions included in this Third Supplemental Indenture supersede any conflicting provisions included in the Original Indenture unless not permitted by law.  The Trustee accepts the trusts created by the Original Indenture, as supplemented by this Third Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Original Indenture, as supplemented by this Third Supplemental Indenture.  The recitals and statement contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture.

Section 407  Headings.

The Section headings in this Third Supplemental Indenture are for convenience only and shall not affect the construction thereof.

Section 408  Effectiveness.

The provisions of this Third Supplemental Indenture shall become effective as of the date hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed all as of the day and year first above written.

W. P. CAREY INC., as Issuer

By:	/s/	Catherine D. Rice
Name:		Catherine D. Rice
Title:		Managing Director and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/	Raymond S. Haverstock
Name:		Raymond S. Haverstock
Title:		Vice President

[Signature Page to Third Supplemental Indenture]

EXHIBIT A

FORM OF NOTE

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR CEDE & CO., AS NOMINEE OF THE DEPOSITARY. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH A SUCCESSOR DEPOSITARY.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND SUCH SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO., OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL, SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

W. P. CAREY INC.

4.000% Senior Note due 2025

REGISTERED	PRINCIPAL AMOUNT: $450,000,000
No. R-1

CUSIP: 92936U AC3
ISIN: US92936UAC36

W. P. CAREY INC., a Maryland corporation (the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, the principal amount of FOUR HUNDRED FIFTY MILLION DOLLARS ($450,000,000) on February 1, 2025 (the “Stated Maturity Date”) (unless redeemed on any date fixed for redemption (the “Redemption Date”) prior to the Stated Maturity Date in accordance with the terms of this Note and the Indenture) (the Stated Maturity Date and the Redemption Date are hereinafter referred to as the “Maturity Date” with respect to the principal repayable on such date) and to pay interest on the outstanding principal amount of this Note from and including January 26, 2015, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, as applicable, semi-annually in arrears on February 1 and August 1 of each year, commencing on August 1, 2015 (each, an “Interest Payment Date”), and, if applicable, on the Maturity Date, at the rate of 4.000% per annum, until said principal amount is paid or duly provided for. Interest on this Note shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

Payment of Interest.  The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the January 15 and July 15, whether or not a Business Day, as defined in the Indenture, as the case may be, immediately preceding such Interest Payment Date (the “Regular Record Date”). Any such interest not punctually paid or duly provided for on an Interest Payment Date (“Defaulted Interest”) will forthwith cease to be payable to the Holder on such Regular Record Date, and such Defaulted Interest may be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a special record date (the “Special Record Date”) for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more fully provided in the Indenture.

Optional Redemption.  The provisions of Article Eleven of the Indenture shall apply to this Note, as supplemented or amended by the following paragraphs.

The Notes will be redeemable, at the Company’s sole option, in whole at any time or in part from time to time, in each case prior to November 1, 2024 (i.e., three months prior to the Stated Maturity Date), for cash, at a Redemption Price equal to the greater of (i) 100% of the aggregate principal amount of the Notes to be redeemed or (ii) an amount equal to the sum of the present values of the remaining scheduled payments of principal of and interest on the Notes to be redeemed (exclusive of unpaid interest accrued to, but not including, such Redemption Date), discounted to such Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 0.35%, plus, in each case, unpaid interest, if any, on the principal amount of the Notes to be redeemed accrued to, but not including, such Redemption Date.

In addition, at any time on or after November 1, 2024 (i.e., three months prior to the Stated Maturity Date), the Notes will be redeemable, at the Company’s sole option, in whole at any time or in part from time to time, for cash, at a Redemption Price equal to 100% of the aggregate principal amount of the Notes to be redeemed plus unpaid interest, if any, on the principal amount of the Notes to be redeemed accrued to, but not including, such Redemption Date. Notwithstanding the foregoing, interest will be payable to Holders of the Notes on the Regular Record Date applicable to an Interest Payment Date falling on or before such Redemption Date.

The following definitions will apply with respect to the foregoing:

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date for the Notes, (1) the average of three Reference Treasury Dealer Quotations for such Redemption Date (or date of deposit with the Trustee in the case of a satisfaction and discharge), after excluding the highest and lowest of five Reference Treasury Dealer Quotations, or (2) if the Company obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Independent Investment Banker” means one of Wells Fargo Securities, LLC, Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors, appointed by the Company or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Company.

“Reference Treasury Dealer” means each of: (i) a Primary Treasury Dealer (as defined herein) selected by Wells Fargo Securities, LLC or its successors (or an affiliate that is a Primary Treasury Dealer); (ii) a Primary Treasury Dealer selected by Barclays Capital Inc.; (iii) a Primary Treasury Dealer selected by Merrill Lynch, Pierce, Fenner & Smith Incorporated; and (iv) two other Primary Treasury Dealers selected by the Company; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to any Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date (or date of deposit with the Trustee in the case of a satisfaction and discharge).

“Treasury Rate” means (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining life of the Notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case as calculated on the third Business Day preceding the Redemption Date (or date of deposit with the Trustee in the case of a satisfaction and discharge).

In order to exercise the Company’s right of optional redemption, the Company (or, at the Company’s request, the Trustee on its behalf) must deliver a written notice of redemption to each Holder of Notes to be redeemed at least 30 days but not more than 60 days prior to the Redemption Date. Such notice of redemption shall specify the principal amount of Notes to be redeemed, the CUSIP and ISIN numbers of the Notes to be redeemed, the Redemption Date, the Redemption Price, the place or places of payment, and that payment will be made upon presentation and surrender of such Notes. Once notice of redemption is delivered to Holders, the Notes called for redemption will become due and payable on the Redemption Date at the Redemption Price. On or before 10:00 a.m., New York City time, on the Redemption Date, the Company will deposit with the Trustee or with one or more paying agents an amount of money sufficient to redeem on the Redemption Date all the Notes so called for redemption at the Redemption Price.

Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption on the Redemption Date.

If less than all of the Notes are to be redeemed, the Trustee, upon prior notice from the Company, will select the Notes to be redeemed, which, in the case of Notes in book-entry form, will be in accordance with the procedures of The Depository Trust Company. The Trustee may select Notes and portions of Notes in amounts of $2,000 and integral multiples of $1,000 in excess thereof.

Place of Payment.  The Company will make payment of principal of, and premium, if any, and interest on, this Note in immediately available funds at the Corporate Trust Office of the Trustee or such other Office or Agency as may be designated by the Company for such purpose in The City of New York, in Dollars.

Time of Payment.  If an Interest Payment Date or the Maturity Date falls on a day that is not a Business Day, the required payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date or the Maturity Date, as the case may be, and no additional interest shall accrue on such payment as a result of payment on such next succeeding Business Day.

General.  This Note is one of a duly authorized issue of Securities of the Company, issued and to be issued in one or more series under an indenture (the “Base Indenture”), dated as of March 14, 2014, among the Company and U.S. Bank National Association, as trustee (the “Trustee,” which term includes any successor trustee under the Indenture with respect to the series of Securities of which this Note is a part), as supplemented by a Third Supplemental Indenture thereto, dated as of January 26, 2015 (the “Third Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), among the Company and the Trustee. Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Note is one of a duly authorized series of Securities designated as “4.000% Senior Notes due 2025” (collectively, the “Notes”), limited, except as specified below, in aggregate principal amount to FOUR HUNDRED FIFTY MILLION DOLLARS ($450,000,000). To the extent the terms of this Note conflict with the terms of the Indenture, the terms of this Note shall govern.

Further Issuance.  The Company may, from time to time, without notice to, or the consent of, the Holders of the Notes, increase the principal amount of the series of Notes and issue and sell additional Securities (“Additional Securities”) ranking equally and ratably with, and having the same interest rate, maturity and other terms as, the originally issued Notes (other than the issue date and, to the extent applicable, issue price, initial Interest Payment Date and initial date of interest accrual). Any such Additional Securities will be consolidated, and constitute a single series of Securities, with the originally issued Notes for all purposes; provided, however, that any such Additional Securities that have the same CUSIP, ISIN or other identifying number of any Outstanding Notes must be fungible with such Outstanding Notes for U.S. federal income tax purposes.

Events of Default.  If an Event of Default with respect to the Notes shall have occurred and be continuing, the principal of the Notes may be declared, and in certain cases shall automatically become, due and payable in the manner and with the effect provided in the Indenture.

Sinking Fund.  The Notes are not subject to, or entitled to the benefits of, any sinking fund.

Satisfaction and Discharge.  The Indenture contains provisions where, upon the Company’s direction and satisfaction of certain conditions, the Indenture shall cease to be of further effect with respect to the Notes, subject to the survival of specified provisions of the Indenture.

Legal Defeasance and Covenant Defeasance.  The Indenture contains provisions for legal defeasance of certain obligations of the Company under this Note and the Indenture and covenant defeasance of certain obligations of the Company under the Indenture.

Modification and Waivers; Obligations of the Company Absolute.  The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities. Such amendment and modification may be effected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Securities of each series affected thereby (voting as separate classes). The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series, on behalf of the Holders of all Outstanding Securities of such series, to waive compliance by the Company with certain provisions of the Indenture. Furthermore, provisions in the Indenture permit the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series to waive, on behalf of the Holders of all Outstanding Securities of such series, certain past defaults under the Indenture and their consequences. Any such consent or waiver in respect of the Notes shall be conclusive and binding upon the Holder of this Note and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and premium, if any, and interest on, this Note at the time, place, and rate, and in the coin or currency, herein prescribed.

Limitation on Suits.  As set forth in, and subject to, the provisions of the Indenture, no Holder of any Note will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of at least 25% in aggregate principal amount of the Outstanding Notes, as well as an offer of indemnity or security reasonably satisfactory to it, and no inconsistent direction has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of the Outstanding Notes. Notwithstanding any other provision of the Indenture, each Holder of a Note will have the right, which is absolute and unconditional, to receive payment of the principal of, and premium, if any, and interest on, such Note on the respective due dates therefor and to institute suit for the enforcement therefor, and this right shall not be impaired without the consent of such Holder.

Authorized Denominations.  The Notes are issuable only in registered form without coupons in minimum denominations of $2,000 or any integral multiple of $1,000 in excess thereof.

Registration of Transfer or Exchange.  As provided in the Indenture and subject to certain limitations herein and therein set forth, the transfer of this Note is registrable in the register of the Notes maintained by the Security Registrar upon surrender of this Note for registration of transfer, at the Office or Agency in any Place of Payment, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his or her attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

As provided in the Indenture and subject to certain limitations herein and therein set forth, this Note is exchangeable for a like aggregate principal amount of Notes of different authorized denominations, as requested by the Holders surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Holder as the owner hereof for all purposes, whether or not this Note be overdue, and none of the Company, the Trustee or any such agent shall be affected by notice to the contrary.

Defined Terms.  All terms used but not defined in this Note shall have the meanings assigned to them in the Indenture.

Governing Law.  The Indenture and this Note shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of law principles of such State other than New York General Obligations Law Section 5-1401. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused “CUSIP” numbers to be printed on the Notes as a convenience to the Holders of the Notes. No representation is made as to the correctness or accuracy of such CUSIP number or the ISIN number printed on the Notes, and reliance may be placed only on the other identification numbers printed hereon.

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by duly authorized signatories.

Dated: January 26, 2015

W. P. CAREY INC.

By:
Name:
Title:

W. P. CAREY INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

Dated: January 26, 2015

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY NUMBER OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(Please print or typewrite name and address,
including postal zip code, of assignee)

the within Note and all rights thereunder, and hereby irrevocably constitutes and appoints to transfer said Note on the books of the Trustee, with full power of substitution in the premises.

Dated:
NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular, without alteration or enlargement or any change whatsoever.

Signature Guarantee